Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement, dated as of April 18, 2011 (this “Agreement”), is by and among Platinum-Montaur Life Sciences, LLC, a Delaware limited liability company (“Montaur”) and Platinum Partners Value Arbitrage Fund L.P., a Cayman Islands exempted limited partnership (the “Master Fund”) (Montaur and the Master Fund being hereinafter collectively referred to as the “Platinum Parties”); and Neoprobe Corporation (the “Company”).

Recitals

A.           The Platinum Parties beneficially own (as defined below) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), as well as shares of the Company’s Series B Convertible Preferred Stock and warrants to purchase Common Stock, all as specified in the Schedule 13D filed by the Platinum Parties with the Securities and Exchange Commission (the “SEC”) on March 18, 2011;

B.            On March 17, 2010, Montaur delivered a letter to the Company nominating Peter F. Drake, Ph.D., Mark I. Greene, M.D., Ph.D., F.R.C.P. and Jess Emery Jones, M.D. (the “Nomination Letter”) for election to the Company’s Board of Directors (the “Board”) at the Company’s 2011 annual meeting of stockholders (the “2011 Annual Meeting”); and

C.           The Company and the Platinum Parties have determined to come to an agreement with respect to certain matters related to the 2011 Annual Meeting, as provided in this Agreement;

Statement of Agreement

In consideration of the promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound, hereby agrees as follows:

ARTICLE 1
DEFINITIONS

Section 1.1. Defined Terms. For purposes of this Agreement:

(a) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

(b) “Associate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

(c) The terms “beneficial owner” and “beneficially owns” have the meanings set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.

(d) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(e) “Person” means any individual, partnership, corporation, group, syndicate, trust, government or agency, or any other organization, entity or enterprise.

Section 1.2. Interpretation. When reference is made in this agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing an instrument to be drafted.

ARTICLE 2
BOARD NOMINATION

Section 2.1. Board Nominees. Subject to the terms hereof, the Company and the Platinum Parties have identified Peter F. Drake, Ph.D., Jess Emery Jones, M.D. and Mark J. Pykett, V.M.D., Ph.D.  as mutually acceptable candidates for election to the Board at the 2011 Annual Meeting.

Section 2.2. 2011 Annual Meeting. The Company hereby irrevocably covenants and agrees that it shall take all requisite action, in accordance with the Bylaws of the Company, to nominate Drs. Drake, Jones and Pykett for election as directors of the Company for a term expiring at the Company’s 2014 Annual Meeting or until their respective successors are duly elected and qualified, if later (the “2014 Class”). Additionally, (i) the Board unanimously shall recommend that the Company’s stockholders vote in favor of the election of Drs. Drake, Jones and Pykett at the 2011 Annual Meeting, (ii) the Company irrevocably shall include such recommendation in any proxy materials circulated by the Company for the 2011 Annual Meeting, and (iii) the Company, irrevocably agrees to solicit proxies actively for the election of Drs. Drake, Jones and Pykett at the 2011 Annual Meeting.

Section 2.3. Immediate Appointment to Fill Vacancies. The Company hereby appoints Drs. Drake and Jones to fill vacancies on the Board and to serve as directors of the Company for a term expiring at the Company’s 2012 Annual Meeting (the “2012 Class”); provided that (i) at such time as Dr. Drake or Dr. Jones, as applicable, is elected to the Board and seated as a director in the 2014 Class pursuant to Section 2.2 above, then Dr.  Drake or Dr. Jones, as applicable, automatically and without further action immediately shall be deemed to have resigned his position as a director of the 2012 Class and shall serve his term as a director in the 2014 Class, and (ii) in the event that Dr. Drake or Dr. Jones, as applicable, is not elected to the 2014 Class at the 2011 Annual Meeting, he automatically and without further action immediately shall be deemed to have resigned his position as a director of the 2012 Class.

Section 2.4. Prohibited Actions. Prior to the time that all 2014 Class directors are seated and the Board meets with them in attendance, without the prior written consent of the Platinum Parties the Board will not, and will not permit the Company to, (i) delay or postpone the 2011 Annual Meeting to a date later than August 15, 2011, (ii) increase or decrease the number of directors on the Board, (iii) appoint anyone other than Drs. Drake and Jones to serve on the Board, or (iv) amend the Bylaws of the Company.

Section 2.5. Press Release; Form 8-K. The Company and the Platinum Parties shall announce this Agreement and the material terms hereof by means of a press release in the form attached hereto as Exhibit A on the date hereof, and the Company simultaneously shall file a Current Report on Form 8-K with the SEC disclosing and attaching as exhibits this Agreement and the Press Release (the “Current Report”).  If the Company fails to file the Current Report in accordance with the previous sentence, the Platinum Parties will be free publicly to file this Agreement with the SEC.

ARTICLE 3
VOTING AND OTHER MATTERS; PRESS RELEASE

Section 3.1. Undertakings by the Platinum Parties.

(a) The Platinum Parties hereby irrevocably agree that, within one trading day of the Company publicly filing the Current Report with the SEC, the Platinum Parties will (i) withdraw the Nomination Letter and any nominations to the Board made prior to the date hereof, and (ii) cease and discontinue any proxy solicitation activities with respect to the Company in connection with the 2011 Annual Meeting. Within two trading days of the date hereof, the Platinum Parties shall file with the SEC an amendment to the Schedule 13D filed on March 18, 2011, disclosing the material contents of this Agreement (and, if applicable, filing a copy of this Agreement), and amending Item 4 thereof consistent with the provisions of this Agreement.

(b) From the date hereof until the date after the 2011 Annual Meeting, each of the Platinum Parties agrees that neither such person nor any of such person’s respective Affiliates or Associates (such Affiliates and Associates, collectively, the “Platinum Affiliates”) shall, without the prior written consent of the Company, in any manner, directly or indirectly, acting alone or in concert with others:

(i) make or propose (whether publicly or otherwise) any solicitation of proxies or consents to vote any voting securities of the Company or any binding or nonbinding referendum with respect to voting securities of the Company, or make, or in any way participate in, any “solicitation” of any “proxy” with respect to the Company within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act (but without regard to the exclusion set forth in Rule 14a-1(1)(2)(iv) from the definition of “solicitation”);

(ii) seek to advise or influence any Person with respect to the voting of any securities of the Company at the 2011 Annual Meeting except in accordance with the recommendation of the Board of Directors of the Company;

(iii) form, join or in any way participate in a “group” (as defined under Section 13(d) of the Exchange Act) with respect to the securities of the Company, other than the Section 13(d) “group” that includes all or some lesser number of the Platinum Parties;

(iv) request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 3.1(b), other than through non-public communications with the directors of the Company;

(v) enter into any discussions or arrangements with any third party with respect to any of the foregoing; or

(vi) commence, encourage or support any derivative action in the name of the Company or any class action against the Company with respect to any facts or events occurring or arising prior to the date hereof.

Section 3.2. Voting of Platinum Shares. Each of the Platinum Parties shall cause all shares of Common Stock beneficially owned, directly or indirectly, by such Person, or by any Platinum Affiliate, as of the record date for the 2011 Annual Meeting, to be present for quorum purposes and to be voted at the 2011 Annual Meeting or at any adjournments or postponements thereof, in favor of the directors nominated by the Board for election at the 2011 Annual Meeting pursuant to Section 2.2 hereof.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Section 4.1. Representations and Warranties. Each Party represents and warrants to the other Parties that:

(a) such Party, if not a natural Person, has all requisite limited partnership, limited liability company or corporate authority and power to execute and deliver this Agreement and to perform such Party’s obligations hereunder;

(b) the execution and delivery of this Agreement by such Party and the performance of such Party’s obligations hereunder have been duly and validly authorized by all required limited partnership, limited liability company, corporate or other action on the part of such Party and no other proceedings on the part of such Party are necessary to authorize the execution and delivery of this Agreement by such Party or the performance of such Party’s obligations hereunder;

(c) this Agreement has been duly and validly executed and delivered by such Party and constitutes the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and

(d) this execution and delivery by such Party of Agreement and the performance of such Party’s obligations hereunder will not result in a violation of any terms or provisions of any (i) organizational document of such Party, (ii) agreement to which such Party is a party or by which such Party may otherwise be bound or (iii) law, rule, license, regulation, judgment, order or decree governing or affecting such Party.

ARTICLE 5
OTHER PROVISIONS

Section 5.1. Remedies; Governing Law.

(a) The Parties agree that any breach of this Agreement would cause irreparable harm to the other Parties, that money damages alone would not be a sufficient remedy and that the Parties shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach or threatened breach of the provisions of this Agreement. The Parties shall not oppose the granting of such relief, and shall waive any requirement for the securing or posting of any bond in connection with such remedy. Equitable relief shall not be deemed to be the exclusive remedy for breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

(b) The Parties agree that the Court of Chancery or federal district court of the State of Delaware shall have exclusive jurisdiction with respect to all actions and proceedings arising out of or relating to this Agreement.  Each of the Parties hereby (i) consents to the personal jurisdiction of the Court of Chancery or federal district court of the State of Delaware in the event any dispute between the Parties arises out or relates of this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including on the basis of a claim of inconvenient forum, (iii) agrees that it shall not bring any action relating to this Agreement in any other court and irrevocably waives the right to trial by jury in the event of any such dispute and (iv) irrevocably consents to service of process by delivery of notice complying with Section 5.3.

(c) THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW RULES OR PRINCIPLES OF SUCH STATE THAT WOULD PERMIT OR COMPEL THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

Section 5.2. Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the Parties. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of such counsel.  Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

Section 5.3. Notices. All notices, demands and other communications to be given or delivered under, or by reason of, the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) upon sending (on the date sent if a business day, or if not sent on a business day, the first business day thereafter) if sent by electronic mail, provided, however, that a copy is sent on the same day by registered mail, return receipt requested, in each case to the appropriate mailing and email addresses set forth below, (c) one (1) day after being sent by a nationally recognized overnight carrier to the addresses set forth below or (d) when actually delivered if sent by any other method that results in delivery (with written confirmation of receipt):

if to the Company, to:

Neoprobe Corporation
425 Metro Place North
Suite 300
Dublin, OH  43017-1367
Attention: Dr. Mark J. Pykett, President and Chief Executive Officer
Email:  mpykett@neoprobe.com

with a copy to:

Porter, Wright, Morris & Arthur, LLP
41 South High Street
Suite 2800
Columbus, OH 43215
Attention:  William J. Kelly, Jr., Esq.
Email:  wjkelly@porterwright.com

if to any of the Platinum Parties, to:

Platinum Montaur Life Sciences, LLC
c/o Montaur Capital Partners
152 West 57th Street
4th Floor
New York, NY 10019
Attention: Michael M. Goldberg, M.D.
Email:  mgoldberg@montaurcap.com

with a copy to:

Kleinberg, Kaplan, Wolff & Cohen, P.C.
551 Fifth Avenue
New York, NY 10176
Attention:      Christopher P. Davis, Esq.

Eric S. Wagner, Esq.
Email:  cdavis@kkwc.com

or to such other address as any party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section 5.3.

Section 5.4. Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

Section 5.5. Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or PDF) which together shall constitute a single agreement.

Section 5.6. Successors and Assigns. This Agreement shall not be assignable by any Party but shall be binding on successors of the Parties.

Section 5.7. No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other Person.

Section 5.8. Fees and Expenses. Each of the Company, on the one hand, and the Platinum Parties, on the other hand, shall be solely responsible for all fees or expenses incurred by it in connection with this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

NEOPROBE CORPORATION

By:	/s/ Brent L. Larson
Brent L. Larson, Senior Vice President and
Chief Financial Officer

PLATINUM-MONTAUR LIFE SCIENCES, LLC

By:	Platinum Partners Value Arbitrage Fund, L.P.
By:	Platinum Management (NY), LLC, General Partner

By:	/s/ Uri Landesman
Name: Uri Landesman
Title: Managing General Partner

PLATINUM PARTNERS VALUE ARBITRAGE FUND, L.P.

By:	Platinum Management (NY), LLC, General Partner

By:	/s/ Uri Landesman
Name: Uri Landesman
Title: Managing General Partner